Exhibit 99.1

Neuronetics Appoints Stephen Furlong as Chief Financial Officer

MALVERN, PA July 2, 2019 — Neuronetics, Inc. (NASDAQ:STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced that Stephen Furlong will become its new Chief Financial Officer and Secretary, replacing Peter Donato, who will be leaving the Company after a transition period. Mr. Furlong will assume the role of CFO and Secretary effective July 22, 2019.

“We are very excited to have Steve join Neuronetics as CFO. Steve brings valuable and highly relevant financial leadership experience with fast growing companies in the medical technology industry to Neuronetics and will be a valuable addition to the senior management team as we look to continue to drive the adoption of NeuroStar Advanced Therapy and expand our market leadership position,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “I would like to thank Peter for all of his contributions to Neuronetics and wish him all the best going forward. During his nearly three years with the Company, Peter played an integral part in our IPO and was instrumental in growing, scaling and transitioning Neuronetics into a successful public company.”

Mr. Furlong is a seasoned financial executive with nearly two decades of medical technology experience. He most recently served as Senior Vice President of Finance and Corporate Secretary at Metabolon, a global leader in metabolomics, a powerful phenotyping technology for advancing biomarker discovery, diagnostic testing and precision medicine. Prior to joining Metabolon, Mr. Furlong served as Chief Financial Officer of Rapid Micro Biosystems, which manufactures and distributes innovative products for fast, accurate and efficient detection of microbial contamination. Before joining Rapid Micro Biosystems, Mr. Furlong spent 14 years at Hologic, a publicly-traded medical technology company, where he held a number of roles of increasing responsibility, most recently Senior Vice President, Finance and Sales Administration. During his tenure at Hologic, the company experienced rapid and significant growth with revenues expanding from approximately $95 million to more than $2.5 billion. Additionally, Mr. Furlong held positions at Safety 1st, Stratus Computer Inc., and Raytheon Company. Mr. Furlong received his B.A. in Political Science from The Pennsylvania State University and his Master of Finance degree from Bentley University.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: timing of the executive transition discussed herein; the Company’s efforts to drive the adoption of NeuroStar Advanced Therapy and expand its market leadership position; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability and extent of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

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